As filed with the Securities and Exchange Commission on May 8, 2026

Registration No. 333-258475

Registration No. 333-286014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-258475

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-286014

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

European Wax Center, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-3150064
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5830 Granite Parkway, 3rd Floor Plano, Texas 75024	75024
(Address of Principal Executive Offices)	(Zip Code)

European Wax Center, Inc. 2021 Omnibus Incentive Plan

European Wax Center, Inc. 2025 Inducement Plan

(Full title of the plans)

Christopher Morris

Chief Executive Officer

5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

(Name and address of agent for service)

(469) 264-8123

(Telephone number, including area code, of agent for service)

With copies to:

Thomas Fraser

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are filed by European Wax Center, Inc., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s Class A common stock, par value $0.00001 per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission.

•

Registration Statement on Form S-8 (No. 333-258475) pertaining to the registration of 6,374,273 Shares reserved for issuance in respect of awards to be granted under the European Wax Center, Inc. 2021 Omnibus Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-286014) pertaining to the registration of 4,000,000 Shares reserved for issuance in respect of awards to be granted under the European Wax Center, Inc. 2025 Inducement Plan.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by the Registrant pursuant to the above referenced Registration Statements.

On February 9, 2026, the Registrant entered into an Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time) (the “Merger Agreement”), by and among Glow Midco, LLC, a Delaware limited liability company (“Parent”), Glow Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub Inc.”), Glow Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub LLC,” together with Merger Sub Inc., the “Merger Subs,” and the Merger Subs together with Parent, the “Buyer Parties”), the Registrant and EWC Ventures, LLC, a Delaware limited liability company (“Opco”), pursuant to which (i) Merger Sub Inc. merged with and into the Registrant (the “Corporate Merger”), with the Registrant surviving the Corporate Merger as the surviving corporation and a wholly owned subsidiary of Parent and (ii) Merger Sub LLC merged with and into Opco, with Opco surviving as the surviving limited liability company and a wholly owned subsidiary of Parent (the “LLC Merger”, and together with the Corporate Merger, the “Mergers”).

As a result of the Mergers, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on May 8, 2026. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

EUROPEAN WAX CENTER, INC.

/s/ Christopher Morris
Name: Christopher Morris Title: Chief Executive Officer and Chairman